Filed pursuant to Rule 433(d)
Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

Leveraged Ruble Basket Notes Due October 15, 2007
Final Term Sheet

Principal Amount:	$15,278,000
Pricing Date:	August 30, 2006
Issue Date:	September 15, 2006
Maturity Date:
October 15, 2007, unless such day is not a Business Day, in which case the Maturity Date shall be the next following Business Day (unless the next day that is a Business Day falls in the next calendar month, in which case the Maturity Date shall be the immediately preceding Business Day)
Determination Date:
October 5, 2007, unless such day is not a Business Day, in which case the Determination Date shall be the next following Business Day (unless the next day that is a Business Day falls in the next calendar month, in which case the Determination Date shall be the immediately preceding Business Day)
Redemption Amount:	In no event less than the Bonus
Initial Issue Price:	100.00%
Underwriting commission:	0.25%
Proceeds to Issuer:	99.75%
Initial RUB/USD Rate:	26.7360
Initial USD/EUR Rate:	1.2815
Bonus:	5.05% of the Principal Amount
CUSIP:	00254EBL5
ISIN:	US00254EBL56

        The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.